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                                                                       Exhibit 5







                                 August 9, 2000



The Board of Directors of Daw Technologies, Inc.
2700 South 900 West
Salt Lake City, Utah  84119

       Re: Registration Statement on Form S-3

Gentlemen:

       As counsel to Daw Technologies, Inc., a Utah corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3, Registration No. 333-38350 (the "Registration Statement") for registration of
(i) up to 13,245,569 shares of common stock of the Company ("Common Stock") issuable upon conversion of the 480 outstanding shares of the Company's 3% Series A Convertible Preferred Stock (the "Series A Preferred Stock"), (ii) 472,500 shares of Common Stock issuable upon the exercise of Warrants to purchase Common Stock granted to the purchasers of the Series A Preferred Stock (the "Warrants"), and (iii) 645,462 shares of Common Stock issued to Intelligent Enclosures, Inc., we have examined the originals or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as we have deemed necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion hereinafter expressed, we have relied upon certificates of public officials and statements or certificates of officers or representatives of the Company and others.

       Based upon and subject to the foregoing, we are of the opinion that:

       A. The up to 13,245,569 shares of Common Stock subject to the Registration Statement and issuable upon conversion of the Series A Preferred Stock, when issued in accordance with the terms and conditions of the Series A Preferred Stock, will be legally issued, fully paid and nonassessable.

       B. The 472,500 shares of Common Stock issuable upon exercise of the Warrants, when



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issued in accordance with the terms and conditions of the Warrants, will be legally issued, fully paid and nonassessable.

       C. The 645,462 shares of Common Stock issued to Intelligent Enclosures, Inc. have been legally issued and are fully paid and nonassessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Parr Waddoups Brown Gee & Loveless

                                   PARR WADDOUPS BROWN GEE & LOVELESS



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